EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Aristotle Corporation:

Under date of March 30, 2007, we reported on the consolidated balance sheets of The Aristotle Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2006, which are included in the 2006 annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Milwaukee, Wisconsin

March 30, 2007

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED

DECEMBER 31, 2006, 2005 AND 2004

DESCRIPTION	BALANCE AT BEGINNING OF PERIOD	CHARGED TO COSTS AND EXPENSES	CHARGED TO OTHER ACCOUNTS	DEDUCTIONS		BALANCE AT END OF PERIOD

Allowance for doubtful
receivables

Year ended December 31,
2004	$487,000	$79,000	$-	$(34,000)	(a)	$532,000
2005	$532,000	$84,000	$-	$(102,000)	(a)	$514,000
2006	$514,000	$84,000	$-	$(102,000)	(a)	$514,000

Inventory reserves
Year ended December 31,
2004	$1,049,000	$386,000	$-	$(137,000)	(a)	$1,298,000
2005	$1,298,000	$401,000	$-	$(386,000)	(a)	$1,313,000
2006	$1,298,000	$401,000	$-	$(386,000)	(a)	$1,313,000

(a) Includes write-offs of trade accounts receivable, net of recoveries of amounts previously written-off and write-offs of obsolete inventory.